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                                                                     EXHIBIT 8.1

                    [Morrison & Foerster L.L.P. Letterhead]




                                January 5, 1998


Spieker Properties, Inc.
Spieker Properties, L.P.
2180 Sand Hill Road, Suite 200
Menlo Park, California 94025

Ladies and Gentlemen:

     We have acted as special tax counsel to Spieker Properties, Inc., a Maryland corporation (the "Company") in connection with the offer and sale from time to time by the holders of up to (i) 1,219,512 shares of common stock, par value $.0001 per share ("Common Stock"), that may be issued by the Company to the holder of 1,000,000 shares of the Company's Series A Preferred Stock, par value $.0001 per share ("Series A Preferred Stock"), if and to the extent that such holder exchanges shares of Series A Preferred Stock for shares of Common Stock (the "Conversion Shares") and (ii) 2,643,665 shares of Common Stock (the "Exchange Shares" and, together with the Conversion Shares, the "Shares") that may be issued by the Company to holders of up to 2,643,665 units of limited partnership interest (the "Units") in Spieker Properties, L.P. (the "Operating Partnership"), of which the Company is the sole general partner and owns a controlling interest, if and to the extent that such holders tender such Units for exchange into shares of Common Stock (such persons, together with the holder of the Conversion Shares, the "Selling Stockholder"). The Shares are the subject of a Registration Statement (the "Registration Statement") filed by the Company on Form S-3 under the Securities Act of 1933, as amended (the "Act"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Registration Statement or in the certificate, dated January 5, 1998 (the "Certificate"), delivered to Morrison & Foerster LLP which provides certain representations by the Company relevant to this opinion.

     You have requested our opinion as to certain federal income tax matters regarding the Company. This opinion is solely for the benefit of the Company and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent.

     In our capacity as special tax counsel to the Company and for purposes of rendering this opinion, we have examined and relied upon the following, with your consent: (i) the Certificate; (ii) the Registration Statement; and (iii) such other

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Spieker Properties, Inc.
Spieker Properties, L.P.
January 5, 1998
Page Two


documents we have considered relevant to our analysis. We have assumed that all parties to the documents examined by us have acted, and will act, in accordance with the terms of such documents. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

     Furthermore, our opinion is based on our understanding of the facts as represented to us in the Certificate and on the assumption that the Company is operated and will continue to be operated in the manner described in the Certificate. We have also assumed that all representations contained in the Certificate are true and complete in all material respects. We have not undertaken any independent inquiry into or verification of these facts either in the course of our representation of the Company or for the purpose of rendering this opinion. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or assumptions in a material way.

     We also note that the tax consequences addressed herein depend upon the actual occurrence of events in the future, which events may or may not be consistent with the representations contained in the Certificate. In particular, qualification and taxation of the Company as a REIT for federal income tax purposes depends upon the Company's ability to meet on a continuing basis certain distribution levels, diversity of stock ownership, and the various qualification tests imposed by the Code.

     Our opinion herein is based on existing law as contained in the Code, the Treasury Regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service ("IRS") and court decisions as of the date hereof. The provisions of the Code and the Treasury Regulations, administrative pronouncements and case law upon which this opinion is based could be changed at any time, perhaps with retroactive effect. In addition, some of the issues under existing law that could significantly affect our opinion have not yet been authoritatively addressed by the IRS or the courts, and our opinion is not binding on the IRS or the courts. Hence, there can be no assurance that the IRS will not challenge or that the courts will agree with our conclusions.


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Spieker Properties, Inc.
Spieker Properties, L.P.
January 5, 1998
Page 3


        Based upon, and subject to, the foregoing and the next paragraph below, we are of the opinion that, as of the date hereof:

        (i) Commencing with the Company's taxable year ending December 31, 1993 through its taxable year ending December 31, 1996, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code, and if it operates subsequent to December 31, 1996 in the same manner as it has prior to that date, it will continue to so qualify; and

        (ii) The statements under the caption "Federal Income Tax
Considerations" in the Prospectus, insofar as they constitute a summary of legal matters, documents or proceedings referred to therein, are accurate summaries and fairly and accurately present the information called for with respect to such legal matters, documents or proceedings.

        We undertake no obligation to update this opinion, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein. We express no opinion as to matters governed by any laws other than the Code, the Treasury Regulations, published administrative announcements and rulings of the IRS and case law.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                               Very truly yours,

                               /s/ Morrison & Foerster, LLP